EX-99.77I TERMS OF NEW OR AMENDED SECURITIES

On December 28, 2017, Baird Funds, Inc. liquidated one of its series (Baird LargeCap Fund) and the two classes of shares (Investor Class and Institutional Class) of that series.  In connection with such liquidation, Baird Funds, Inc. filed a supplement to the Prospectus dated May 1, 2017 with the SEC via EDGAR pursuant to Rule 497(e) on December 29, 2017 SEC Accession number 0000894189-17-006855 (1940 Act File No. 811-09997) and amended its articles of incorporation to eliminate the Baird LargeCap Fund as a series.